UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2012

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington		99202-2600
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Washington Electric and Natural Gas General Rate Cases

On October 19, 2012, Avista Corporation (Avista Corp. or the Company) and certain other parties filed a settlement agreement with the Washington Utilities and Transportation Commission (WUTC) with respect to Avista Corp.’s electric and natural gas general rate cases. Parties to the settlement agreement include the staff of the WUTC, Northwest Industrial Gas Users, Industrial Customers of Northwest Utilities and The Energy Project, a low-income customer advocacy group. The Public Counsel Section of the Washington Office of the Attorney General and the Northwest Energy Coalition did not join in the settlement agreement. This settlement agreement is subject to approval by the WUTC.

The settlement agreement proposes that, effective January 1, 2013, Avista Corp. be authorized to implement base rate changes designed to increase its annual revenues from Washington electric customers by $13.6 million (or 3.0 percent on average), and from Washington natural gas customers by $5.3 million (or 3.6 percent on average). The settling parties agree that a one-year credit of $4.4 million would be returned to electric customers from the existing Energy Recovery Mechanism (ERM) deferral balance such that the net overall electric rate increase impact to customers in 2013 will be 2.0 percent. The credit to customers from the ERM balance would not impact the Company’s net income.

Further, the settlement proposes that, effective January 1, 2014, Avista Corp. be authorized to implement additional base rate changes designed to increase its annual revenues from Washington electric customers by an additional $14.0 million (or 3.0 percent on average), and from Washington natural gas customers by $1.4 million (or 0.9 percent on average). The settling parties agree that a one-year credit of $9.0 million would be returned to electric customers from the then-existing ERM deferral balance, if such funds are available, such that the average bill impact to customers effective January 1, 2014 would be 2.0 percent.

Also included in the settlement agreement is a provision that Avista Corp. will not file a general rate case in Washington seeking new rates to take effect before January 1, 2015. Avista Corp. could, however, make a filing prior to January 1, 2015, but new rates resulting from the filing would not take effect prior to January 1, 2015.

The Company’s original request filed with the WUTC in April 2012 was for an electric rate increase of 9.0 percent, which was designed to increase annual revenues by $41.0 million. The Company also requested to increase natural gas rates by an average of 7.0 percent, which was designed to increase annual revenues by $10.1 million. The electric and natural gas filings reflected a proposed rate of return on rate base of 8.25 percent with a common equity ratio of 48.4 percent and a 10.9 percent return on equity. The settlement agreement provides for an authorized return on equity of 9.8 percent and an equity ratio of 47 percent.

As part of the general rate case, the Company asked the WUTC to address the delay between the time when costs are incurred and the time when new rates are reviewed and approved by the WUTC and go into effect. This delay is referred to as regulatory lag. The Company contracted with a consultant to develop an attrition study to determine the annual revenue short-fall related to regulatory lag. The Company proposed an attrition adjustment in this general rate case filing, based on the attrition study, which was designed to eliminate the annual revenue short-fall related to regulatory lag. The Company believes the settlement agreement would provide the opportunity to reduce regulatory lag in Washington in 2013 and 2014.

As part of the original general rate case filing, the Company proposed certain changes to the ERM. As part of the settlement agreement, the parties have agreed that there will not be any changes to the current ERM $4.0 million deadband or sharing bands when the power supply cost variance is between $4.0 million and $10.0 million, or in excess of $10.0 million.

As part of the settlement agreement, the parties have agreed that the deferral mechanism related to certain generation plant maintenance costs at the Company’s Coyote Springs 2 natural gas-fired generation plant and its 15 percent ownership interest in Units 3&4 of the Colstrip generation plant will terminate on December 31, 2012. The deferral balance at December 31, 2012 will continue to be amortized over a four-year period, consistent with a prior general rate case settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: October 23, 2012	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President
and Chief Financial Officer